Exhibit 5.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

September 25, 2026
Exxon Mobil Corporation 22777 Springwoods Village Parkway Spring, Texas 77389-1425

Ladies and Gentlemen:

Exxon Mobil Corporation, a New Jersey corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-293558) and Amendment No. 1 thereto (together, the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain debt securities, including $185,883,000 aggregate principal amount of the Company’s Floating Rate Notes due 2076 (the “Securities”), which are to be fully and unconditionally guaranteed by ExxonMobil Holdings Corporation, a Texas corporation (the “Parent Guarantor”). The Securities are to be issued pursuant to the provisions of an indenture dated as of March 20, 2014 between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended and supplemented by a first supplemental indenture dated as of June 26, 2020 between the Company and the Trustee, as further amended and supplemented by a second supplemental indenture dated as of July 1, 2026 among the Company, the Parent Guarantor and the Trustee and as further supplemented by an officer’s certificate of the President of the Company and the Vice President, Corporate Finance and Treasurer of the Parent Guarantor dated September 25, 2026 (together, the “Indenture”). The Securities are to be sold pursuant to the Underwriting Agreement dated September 23, 2026 (the “Underwriting Agreement”) among the Company, the Parent Guarantor and the several underwriters named therein (the “Underwriters”).

We, as counsel to you and the Parent Guarantor, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Parent Guarantor that we reviewed were and are accurate and (vi) all representations made by the Company and the Parent Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company and the guarantee thereof will constitute a valid and binding obligation of the Parent Guarantor, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law, (y) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above, or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation in good standing under the laws of the State of New Jersey, and that the Parent Guarantor is validly existing as a corporation in good standing under the laws of the State of Texas. In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Parent Guarantor). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, except that we express no opinion as to (i) any law, rule or regulation that is applicable to the Company and the Parent Guarantor, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as the foregoing opinion involves matters governed by the laws of the State of New Jersey or the laws of the State of Texas, we have relied, without independent inquiry or investigation, on the opinion of Timothy Kim, Counsel—Corporate of the Company and the Parent Guarantor, to be filed as an exhibit to a current report on Form 8-K to be filed by the Parent Guarantor on the date hereof.

September 25, 2026	2

We hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Parent Guarantor on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Validity of the Notes” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

September 25, 2026	3